This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
Open Joint Stock Company Uralkali
(full name of the company)
Russian Federation, 618426, Perm Territory, Berezniki, ul. Pyatyletki, 63
(location of the company)
Notice of an extraordinary general shareholders meeting
of Open Joint Stock Company Uralkali
Dear Shareholder,
     On December 20, 2010, the Board Of Directors of Open Joint Stock Company Uralkali (hereinafter also — the “Company”, “OJSC Uralkali”) adopted a resolution to conduct an extraordinary general shareholders meeting on February 4, 2011 by way of absentee voting (without the actual attendance of shareholders).
     The shareholders record date for participation in the extraordinary general shareholders’ meeting is December 20, 2010.
Agenda for the extraordinary general shareholders’ meeting:
1.	Approval of the major transaction/series of inter-related transactions of Open Joint Stock Company Uralkali (hereinafter — “OJSC Uralkali”, the “Company”) for the placement of Series BO-01 Exchange-Traded Bonds by the Company.

2.	Approval of the major transaction/series of inter-related transactions for a planned cross-currency interest rate swap and pledge agreement(s).

3.	Approval of the major transaction/series of inter-related transactions for the purchase of the shares of Open Joint Stock Company Silvinit by the Company.

4.	Reorganization of the Company in the form of the merger of Open Joint Stock Company Silvinit into OJSC Uralkali, including approval of the agreement on merger of Open Joint Stock Company Silvinit into OJSC Uralkali.

5.	Approval of the agreement on merger of Open Joint Stock Company Silvinit into OJSC Uralkali as a major transaction.

6.	Determination of the number, par value, categories (classes) of the Company’s authorised common shares and the rights attached to these shares.

7.	Increase of the charter capital of the Company.

8.	Amendment of the Charter of OJSC Uralkali and approval of a new version of the Charter of OJSC Uralkali.

9.	Approval of a new version of the Regulations on the Board of Directors of OJSC Uralkali.

10.	Approval of a new version of the Regulations on Compensation and Reimbursements to be paid to the members of the Board of Directors of OJSC Uralkali.
     Expiration date for submission of voting ballots on agenda items of the extraordinary general shareholders’ meeting is February 4, 2011 (inclusive).
     Voting ballots submitted prior to and on February 4, 2011 (inclusive) will be counted for purposes of determination of quorum of the extraordinary general shareholders meeting.
     Completed voting ballots may be sent to the following mailing address: Russian Federation, 618426, Perm Territory, Berezniki, ul. Pyatiletki, 63.
We also hereby notify you that:
A. The voting ballots submitted by individuals may be signed either personally by an individual shareholder or by his or her heir or representative.
B. If the voting is carried out under a power of attorney, it is necessary to attach to the voting ballot the power of attorney based upon which the representative is acting, or a duly certified copy of it, and for the representative of a shareholder which is a legal entity, a power of attorney executed in accordance with the Civil Code of the Russian Federation, or a document which confirms the representative’s right to act without power of attorney on behalf of the legal entity which is a shareholder.
C. The persons who have the right to participate in the extraordinary shareholder meeting of OJSC Uralkali may familiarize themselves with information (materials) which is to be provided to shareholders as part of preparation for conducting the extraordinary shareholder meeting of OJSC Uralkali starting from December 29, 2010 from 9:00 AM until 5:00 PM local time at the address: Russia, OJSC Uralkali, Corporate Governance, Room 104, Administration Building 1, 63 Ul. Pyatiletki, Berezniki, Perm Territory, 618426, Russia (enquiries: (3424) 29-57-25, (3424) 29-57-55) and/or on the Company’s website at: http://www.uralkali.com).
D. In accordance with Arts. 75 and 76 of Federal Law on Joint-Stock Companies, we hereby notify you that should the general shareholders meeting of OJSC Uralkali adopt the resolution(s) under item(s) 1-5 of the agenda of the Company’s extraordinary general shareholders meeting to be held on February 4, 2011, a shareholder who is the owner of voting shares of OJSC Uralkali and who voted against item(s) 1-5 of the agenda or abstained from voting on the relevant item(s) shall have the right to require OJSC Uralkali to purchase all or a portion of the shares of OJSC Uralkali owned by such shareholder.
The buyout (redemption) of OJSC Uralkali shares shall be carried out at the price of 203,37 rubles (two hundred three rubles thirty seven kopeks) per one common registered uncertificated share of OJSC Uralkali.
A written redemption request from a shareholder to OJSC Uralkali (which must specify the first name, patronymic and last name (full name), passport details (registration information), place of residence (location), contact telephone number of the shareholder, the number of shares that the shareholder requires be redeem, and the method of payment (bank transfer or by postal transfer) as well as the bank account details in the case of a bank transfer) are to be sent by registered mail to the following address: Open Joint Stock Company Intrako Registrar, ul. Lenina, 64, Perm, 614990, Russian Federation.
The signature of the shareholder of OJSC Uralkali who is an individual, as well as his or her representative on a written redemption request from a shareholder to purchase the shares of OJSC Uralkali owned by it and/or on a withdrawal of the redemption request must be certified by a notary or by the Company’s registrar.
A redemption request which is sent on behalf of a shareholder who is a legal entity must be signed by the authorized representative of the legal entity under its corporate seal.
The redemption request of a shareholder of OJSC Uralkali to buy out the shares owned by him or her must be submitted within 45 days after the extraordinary general shareholders meeting of OJSC Uralkali has adopted resolution(s) on item(s) 1-5 of the extraordinary general shareholders meeting of the Company. Within this time period, a shareholder of OJSC Uralkali shall have the right to submit a withdrawal if its request in the form and under the procedures similar to the form and procedures for submission of the redemption request.
Based upon the amendment to the Agreement with Open Joint Stock Company Intrako Registrar for Maintaining the Register of Holders of Securities dated June 30, 1998 the registrar will be collecting the redemption requests from the

Company’s shareholders on behalf of the Company pursuant to Arts. 75 and 76 of the Federal Law on Joint Stock Companies, as well as withdrawals of such redemption requests.
Upon the expiry of 45 days after the extraordinary general shareholders meeting of OJSC Uralkali has adopted resolution(s) on item(s) 1-5 of the agenda of the extraordinary general shareholders meeting, within 30 days OJSC Uralkali must purchase the shares of the shareholders surrendered for redemption in accordance with established procedures.
No later than 50 days after the approval of the relevant resolution(s) by the extraordinary general shareholders meeting of OJSC Uralkali, the OJSC Uralkali Board of Directors is to approve the report on the results of redemption.
Pursuant to Art. 76 of the Federal Law on Joint Stock Companies, the total amount of the funds allocated by OJSC Uralkali to purchase shares surrendered for redemption may not exceed 10 percent of the value of the net assets of OJSC Uralkali as of the date that the extraordinary general shareholders meeting adopted the resolution(s) on item(s) 1-5 of the agenda of the extraordinary general shareholders meeting of the Company. If the total number of shares surrendered for redemption exceeds the number of shares which may be purchased taking into account the restriction established above, then the shares shall be purchased from shareholders on pro-rata basis under the rules for mathematical rounding. The rules for mathematical rounding should be understood to mean mathematical rounding, where the value of a whole share(s) does not change if the first digit after the rounded digit has a value between 0 through 4, and it will be increased by one if the first digit after the rounded digit has a value between 5 through 9. Fractional portions of OJSC Uralkali shares shall not be accepted for redemption.
OJSC Uralkali shareholders may inquire regarding all matters related to the buyout of shares on business days at the following address: OJSC Uralkali, Corporate Governance, Room 104, Administration Building 1, 63 Ul. Pyatiletki, Berezniki, Perm Territory, 618426, Russia (except Saturdays, Sundays and official holidays). Contact telephone numbers: (3424) 29-57-25, (3424) 29-57-55.
Together with the voting ballots sent to persons entitled to participate in the extraordinary general shareholders meeting of OJSC Uralkali, instructions on voting procedures at the extraordinary general shareholders’ meeting of OJSC Uralkali shall also be sent out/delivered by registered mail or hand-delivered in person against counter signature.
Board of Directors
Open Joint Stock Company Uralkali